                                                       Registration No. 33-96716

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               AMENDMENT NO. 1 TO
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    Form S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
               (Exact name of registrant as specified in charter)

                         New York                                                                      7011
(State or other jurisdiction of incorporation or organization)                  (Primary Standard Industrial Classification Code)

             16-1485632                                                                 100 Corporate Woods
----------------------------------------                                             Rochester, New York 14623
        (IRS Employer ID No.)                                                             (716) 272-2300
                                                                                     -------------------------
                                                                                     (Address, including zip code, and telephone
                                                                                     number, including area code of registrant's
                                                                                     principal executive offices)

                               Essex Partners Inc.
                            John E. Mooney, President
                               100 Corporate Woods
                            Rochester, New York 14623
                                 (716) 272-2300
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with copies to:
                             Thomas E. Willett, Esq.
                           Harris Beach & Wilcox, LLP
                              130 East Main Street
                            Rochester, New York 14604
                                 (716) 232-4440

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ____.

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a), may determine.

                      Essex Hospitality Associates IV L.P.

                      Post-Effective Amendment No. 2 Dated
                            April ,1997 to Prospectus
                             Dated November 24, 1995

THIS AMENDMENT IS INTENDED TO MODIFY, AND MUST BE USED IN CONJUNCTION WITH, THE PROSPECTUS OF ESSEX HOSPITALITY ASSOCIATES IV L.P. (THE "PARTNERSHIP") DATED NOVEMBER 24, 1995. THE PROSPECTUS MUST BE READ IN CONJUNCTION WITH THIS AMENDMENT NO. 2.

This discussion contains forward-looking statements that involve substantial risks and uncertainties. When used in the Prospectus, the words "anticipate", "believe", "estimate", "expect" and similar expressions as they relate to the Partnership or its management are intended to identify such forward-looking statements. The Partnership's actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements as a results of, among other things, the factors set forth in the section entitled "RISK FACTORS".

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The Partnership was formed on August 30, 1995. Since its formation, the Partnership has been involved in raising capital pursuant to the Public Offering, and the acquisition and construction of properties. The Partnership is currently offering up to $6,000,000 of Subordinated Notes and up to $5,000,000 of Units for sale to investors pursuant to the Prospectus and, while the Partnership may also offer up to $10,000,000 of Mortgage Notes, no Mortgage Notes have been offered or sold. Gross offering proceeds of up to $21,000,000 may be raised through the Public Offering. Through April 23, 1997, the Partnership has received gross offering proceeds of $7,471,000, including $5,200,000 from the sale of Subordinated Notes and $2,271,000 from the sale of Units.

The Partnership acquired a site in Solon, Ohio in December, 1995 and began construction of a 103-room Hampton Inn in the fall of 1996. The Solon property is situated on approximately 2.28 acres, owned in fee by the Partnership with no encumbrances. The Hampton Inn is expected to open by mid-summer, 1997. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Solon Property." The Partnership had originally intended to build a Hampton Inn & Suites in Solon, however, the construction cost of the Hampton Inn & Suites was too high relative to the room rates that could be charged in the Solon area. Based on its knowledge of the Solon market, the General Partner believed a Hampton Inn could be built and operated more successfully. The General Partner secured approval from the Hampton Inn franchisor to change brand designations. The Solon property is expected to cost about $6,900,000, including the cost of the land, cost of construction, cost of furnishings, construction period interest, financing costs (debt and equity) and all soft costs such as architectural costs, engineering, franchise fee and working capital. The General Partner is in the process of securing External Financing for the Solon property. No External Financing source has issued a commitment to lend funds to the Partnership for construction or permanent financing of the hotel. The Partnership currently does not have sufficient funds to complete construction of the Solon property. Although additional funding is not assured, based on the rate funds are being raised, the timing of construction, and the expected availability of External Financing, the Partnership anticipates sufficient funds will be available to pay for construction and for future property acquisitions when required. See "THE PARTNERSHIP'S BUSINESS" and "RISK FACTORS."

The Partnership acquired a site in Warwick, Rhode Island in December, 1995, upon which it intended to build a 80-92 room Homewood Suites hotel. The Warwick property is situated on approximately 2.54 acres, owned in fee by the Partnership with no encumbrances See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- Warwick Property." During 1996, the project was delayed. The Partnership learned that additional new hotels are planned for the area of the Partnership's site which would be directly competitive with the Partnership's hotel. The Partnership is reviewing the market for the Warwick area to determine if the demand exists to support the additional hotel rooms before proceeding with construction. The Partnership expects to have the results of the market study within the next two months, and will be determining whether to proceed with the Warwick Homewood Suites by the end of the second quarter. If the Partnership decides not to construct the Homewood Suites in Warwick, the Partnership intends to sell the Warwick site and specify at least one more site for development by the Partnership.

In 1996, the Partnership also purchased a 12.5 limited partnership units in Essex Glenmaura for $1,250,000 ($100,000 per unit), for a limited partnership equity interest of 54%. See "THE PARTNERSHIP'S BUSINESS -- The Specified Properties -- The Essex Glenmaura Investment." Essex Glenmaura built a 120-room, three story Courtyard by Marriott hotel outside of Scranton, Pennsylvania. The Essex Glenmaura property opened in September, 1996. The total cost of the project was $8.7 million, including the cost of the land, cost of construction, cost of furnishings, construction period interest, financing costs (debt and equity) and all soft costs such as architectural costs, engineering, franchise fee and working capital. The project was funded with $2,300,000 of Partner equity, $1,500,000 of unsecured notes and a $5,000,000 first mortgage loan from GMAC Commercial Mortgage Corporation. The term of the first mortgage loan is for four years with a one year extension available if the specified debt service coverage is attained. Monthly payments of interest only accrue at 3% over the LIBOR rate for the first year. Principal and interest payments are due thereafter based on a twenty-five year loan amortization. Starting in the second year of the loan, the Essex Glenmaura will be required to maintain a replacement reserve escrow at 4% of room revenues.

The General Partner is evaluating other potential sites to be acquired by the Partnership, however, it has not identified any additional property for acquisition. See "RISK FACTORS."


DESCRIPTION OF THE HOTEL CONCEPTS

Courtyard by Marriott
---------------------
There are currently 300 Courtyard by Marriott hotels open and operating. According to the Franchisor the average occupancy rate system-wide was 78.1% and the average daily room rate was $77.37 in 1996. These results compared favorably to those experienced by the mid-price segment with food and beverage, which reported an average occupancy rate of 63.7% and an average daily room rate of $61.91 in 1996. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Courtyard by Marriott."

For franchise applications submitted after June 30, 1996, the franchise application fee was increased to the greater of $40,000 or $400 per room, the royalty fee was increased to 5.5% of gross room revenues and a pre-opening fee of up to $60,000 will be charged. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Fairfield Inn by Marriott
-------------------------
There currently are 282 Fairfield Inn hotels open and operating. According to the Franchisor the average occupancy rate system-wide was 73.0% and the average daily room rate was $52.18 in 1996. These results compared favorably to those experienced by the economy segment which reported an average occupancy rate of 62.6% and an average daily room rate of $51.01 in 1996. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Fairfield Inn by Marriott."

For franchise applications submitted after June 30, 1996, a pre-opening fee of up to $21,000 will be charged. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Hampton Inn
-----------
Started in 1984, there were 620 Hampton Inns open and operating as of December 31, 1996. According to the Franchisor system-wide occupancy rates averaged 72.1% and the average daily room rate was $60.84 in 1996. For 1996, the midscale hotel segment not offering food and beverage reported an average occupancy rate of 68.5% and an average daily room rate of $56.67. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Hampton Inn."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Homewood Suites
---------------
As of December 31, 1996 there were 37 Homewood Suites open and operating. According to the Franchisor system-wide occupancy rates averaged 73.2% and the average daily room rate was $90.40 in 1996. This compared to hotels in the upscale hotel segment which reported an average occupancy rate of 68.4% and an average daily room rate of $85.84 in 1996, and the upper tier of the extended stay hotel segment which reported an average occupancy rate of 81.5% and an average daily room rate of $88.95. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Homewood Suites."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Hampton Inn & Suites
--------------------
There were 16 Hampton Inn & Suites open and operating as of December 31, 1996. According to the Franchisor system wide occupancy rates averaged 63.9% and the average daily room rate was $73.41 in 1996. For 1996, the midscale hotel segment not offering food and beverage reported an average occupancy rate of 68.5% and an average daily room rate of $56.67. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Hampton Inn & Suites."

Effective April 1, 1996, the franchise application fee was increased to the greater of $45,000 or $45 per room. See "THE PARTNERSHIP'S BUSINESS -- Franchise Agreements."

Microtel Inn
------------
There were 28 Microtel Inns open and operating as of December 31, 1996. According to the Franchisor system wide occupancy rates averaged 68.6% and the average daily room rate was $38.37 in 1996. This compared to 1996 results for the budget hotel sector which reported an average occupancy rate of 61.7% and an average daily room rate of $38.48. See "THE PARTNERSHIP'S BUSINESS -- Description of the Hotel Concepts -- Microtel Hotel."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion analyzes the consolidated financial statements of the Partnership as of December 31, 1996, which are attached. Since the Partnership owns greater than 50% of Essex Glenmaura L.P., the consolidated financial statements include all of the assets, liabilities and operating results of Essex Glenmaura L.P. as well as the assets, liabilities and operating results of the Partnership.

In 1996, consolidated total assets of the Partnership increased $10,300,000. The increase was caused by several factors. Net investment in real estate increased $7,800,000, $7,500,000 of which was from the construction of the Courtyard by Marriott hotel by Essex Glenmaura, and the additional $300,000 from development activities by the Partnership. Cash and cash equivalents increased $1,900,000 from proceeds of the Partnership's offering of Subordinated Notes and Units. Debt issuance costs increased $489,000, $295,000 from costs incurred in the Partnership's offering of Subordinated Notes, and $194,000 of costs associated with obtaining the financing for the Essex Glenmaura property. Partnership consolidated liabilities increased $10,000,000, for several reasons. Subordinated Notes payable increased $3,200,000 from the issuance of Subordinated Notes payable in the Partnership's offering. Notes payable increased $1,500,000, representing the notes payable issued by Essex Glenmaura. The construction loan payable of $4,300,000 represents construction financing on the Courtyard by Marriott hotel, which was replaced by the $5,000,000 of permanent first mortgage financing from GMAC Commercial Mortgage Corporation in February, 1997. Accounts payable increased $440,000, primarily from outstanding construction invoices. Since most construction activities commenced in 1996, the accounts payable at the end of 1995 was much smaller. As Essex Glenmaura is consolidated with the Partnership, the $640,000 minority interest of Essex Glenmaura is presented separately in the Partnership's balance sheet. Limited partners' equity increased $287,000 in 1996 from proceeds of the Partnership's public offering of the Units, net of syndication costs and Partners' Notes, and from the consolidation of the Partnership's interest in Essex Glenmaura L.P. In 1996, $1,500,000 Units were issued, which was offset by a decrease of $70,000 in Partners' Notes, syndication costs of $170,000 and $114,000 of Distributions to Partners. The consolidated net loss for the Partnership for 1996 of $867,000 also decreased partners' equity.

The Partnership incurred a consolidated net loss of $867,000 in 1996. The primary revenue source was room revenues of $394,000 from Essex Glenmaura, which was the only hotel in operation in 1996. Expenses in 1996, before interest and depreciation, totaled $886,000, for a loss from operations before interest, depreciation and amortization of $403,000.

As a result of the two month delay in opening caused by unanticipated construction delays, Essex Glenmaura incurred significant expenses prior to opening the hotel. The hotel was originally anticipated to open in July, 1996. Employees were hired and activities planned anticipating the opening in July. With the two month delay in opening, payroll costs of over $140,000 were incurred prior to opening. In total, costs of over $300,000 (including payroll, pre-opening advertising, employee training and initial supplies purchases) were incurred by Essex Glenmaura prior to opening the hotel in September.

The Partnership's consolidated interest expense, net of interest income was $475,000, representing interest incurred by Essex Glenmaura after opening in September, and interest on the proceeds from the Subordinated Notes which were not used for construction in 1996. Interest on debt proceeds, primarily from the construction loan used in construction in 1996 was capitalized. Depreciation and amortization expenses totaled $346,000, for a net loss of $1,223,000 before allocating $357,000 of the net loss to the minority interest in Essex Glenmaura. The consolidated net loss for the Partnership was $867,000. With the Courtyard open for all of 1997, and the expected Solon Hampton Inn opening around the middle of 1997, consolidated revenues for 1997 are expected to increase by 500% over 1996. Significant cash flow from operations is expected to be generated in 1997 as well.

EXPERTS

The consolidated financial statements of Essex Hospitality Associates IV L.P. and subsidiary as of and for the year ended December 31, 1996 and as of and for the period from August 30, 1995 (date of inception) through December 31, 1995 and the financial statements of Essex Partners Inc. as of and for the years ended December 31, 1996 and 1995 have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

TAX CONSIDERATIONS

Discussion of Tax Consequences of Owning Limited Partnership Units
------------------------------------------------------------------
Tax Status of the Partnership
On December 18, 1996 the IRS revised and published in final form the "Check the Box" regulations. Those regulations were issued in proposed form on May 13, 1996. See, generally, Treas. Reg. Sections 301.7701-1,-2 and -3. The "Check the Box" regulations were effective as of January 1, 1997 and provide that an entity shall be a partnership if it: (1) has at least two members; (2) is a "business entity"; and (3) is not a "corporation."

As of January 1, 1997 the Partnership had more than two members.

A "business entity" is any recognized income tax entity that is not a trust under Treas. Reg. Section 301.7701-4 and that is not otherwise subject to special treatment under the Internal Revenue Code of 1986 ("Tax Code"). An example of an entity subject to special treatment under the Tax Code is a real estate mortgage investment conduit (or REMIC). Harris Beach & Wilcox, LLP is of the opinion that the Partnership is a recognized income tax entity, is not classified as a trust by Treas. Reg. Section 301.7701-4, and is not otherwise subject to special treatment under the Tax Code. Accordingly, Harris Beach & Wilcox, LLP is of the opinion that the Partnership is a "business entity."

A "corporation" is a business entity that meets at least one of eight criteria. The only relevant criterion are: (1) a business entity organized under a State law and described by the statute as incorporated, a corporation, a joint-stock company, a joint-stock association, a body corporate, or a body politic; (2) a business entity that is taxable as a corporation under a provision of the Tax Code other than section 7701(a)(3); and (3) an "association" as defined in Treas. Reg. Section 301.7701-3.

The Partnership was formed as a limited partnership under New York law. Accordingly, it does not meet criteria (1) for treatment as a corporation. Harris Beach & Wilcox, LLP is of the opinion that the Partnership is not taxable as a corporation under a provision of the Tax Code other than section 7701(a)(3). Treas. Reg. Section 301.7701-3 provides that the Partnership can elect (that is, check the box) to be taxed as a corporation but, in the absence of an election, it shall be taxed as a partnership.

The General Partner has represented that it will not elect to have the Partnership taxed as a corporation pursuant to Treas. Reg. Section 301-7701-3. Based on the foregoing analysis and opinions, and the General Partner's representation, Harris Beach & Wilcox, LLP is of the opinion that the Partnership is properly classified as a partnership as of the taxable year commencing January 1, 1997. See "TAX CONSIDERATIONS--Discussion of Tax Consequences of Owning Limited Partnership Units--Tax Status of the Partnership."

At Risk Rules
The Partnership's purchase of the Solon Property and the Warwick Property was financed with funds raised from the sale of Units and Subordinated Notes, as was the construction costs of the Hampton Inn being built on the Solon Property. However, Essex Glenmaura L.P. financed the 120-room Courtyard by Marriott Hotel with a $5,000,000 first mortgage loan from GMAC Commercial Mortgage Corporation (the "Glenmaura GMAC Loan") and a $1,500,000 loan from approximately 45 investors (the "Glenmaura Subordinated Loan"). The terms of the Glenmaura Subordinated Loan are similar to the terms of the Subordinated Notes. The Glenmaura GMAC Loan allows the lender only limited recourse against the General Partner and no recourse against the Limited Partners. The Glenmaura Subordinated Loan is guaranteed by the General Partner.

The Partnership owns 54% of Essex Glenmaura L.P. Harris Beach & Wilcox, LLP is of the opinion that the Glenmaura GMAC Loan, more likely than not, is without recourse to the General Partner, that GMAC Commercial Mortgage Corporation is actively engaged in the business of lending money and that each Partner may deduct his or her pro-rata share of 54% of the Glenmaura GMAC Loan. See "TAX CONSIDERATIONS--At Risk Rules."

Interest
Harris Beach & Wilcox, LLP is of the opinion that each Partner will be entitled to deduct his or her pro-rata share of 54% of the interest accrued by Essex Glenmaura L.P. with respect to the Glenmaura GMAC and Glenmaura Subordinated Loans, subject to the passive loss limitation. See "TAX
CONSIDERATIONS--"Interest and The Passive Loss Rule."

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements of the General Partner

- Independent Auditors' Report                                                                 F-1
- Balance Sheets as of December 31, 1996 and 1995                                              F-2
- Statements of Income and Changes in Retained Earnings for
      the years ended December 31, 1996 and 1995                                               F-3
- Statements of Cash Flows for years ended December 31, 1996 and 1995                          F-4
- Notes to Financial Statements                                                                F-6

Financial Statements of the Partnership

- Independent Auditors' Report                                                                 F-13
- Consolidated Balance Sheets as of December 31, 1996 and 1995                                 F-14
- Consolidated Statements of Operations for the year ended December 31, 1996
      and for the period August 30, 1995 (date of inception) through December 31, 1995         F-15
- Consolidated Statements of Changes in Partners' Capital for the year ended
      December 31, 1996 and for the period August 30, 1995 (date of inception)
      through December 31, 1995                                                                F-16
- Consolidated Statements of Cash Flows for the year ended December 31, 1996 and for
      the period August 30, 1995 (date of inception) through December 31, 1995                 F-17
- Notes to Consolidated Financial Statements                                                   F-19

                               ESSEX PARTNERS INC.
                          (A Wholly Owned Subsidiary of
                          Essex Investment Group, Inc.)

                              Financial Statements

                           December 31, 1996 and 1995

                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report





The Board of Directors of
Essex Partners Inc.:


We have audited the accompanying balance sheets of Essex Partners Inc. (a wholly owned subsidiary of Essex Investment Group, Inc.) as of December 31, 1996 and 1995, and the related statements of income and changes in retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Essex Partners Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


KPMG Peat Marwick, LLP


Rochester, New York
February 21, 1997

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                                 Balance Sheets

                           December 31, 1996 and 1995


           Assets                                               1996           1995
           ------                                               ----           ----
        Current assets:
           Cash and cash equivalents                            $   84,643    915,433
           Advances receivable from partnerships                   815,825    355,546
           Prepaid and other                                         5,682     33,391
                                                                ----------  ---------

                     Total current assets                          906,150  1,304,370

        Noncurrent receivables from partnerships                   533,825    210,927
        Investments in partnerships                                506,224    415,257
        Deferred tax asset                                          48,000     48,000
        Office furniture and equipment, less accumulated
           depreciation of $74,560 in 1996 and $49,162 in 1995      87,479    100,466
                                                                ----------  ---------

                                                                $2,081,678  2,079,020
                                                                ==========  =========

           Liabilities and Stockholder's Investment

        Current liabilities:
           Accounts payable and accrued expenses                    40,504    185,380
           Due to affiliates, net                                  216,006        -
                                                                ----------  ---------

                      Total current liabilities                    256,510    185,380

        Accrued partnership contributions                           91,770    163,542
                                                                ----------  ---------

                                                                   348,280    348,922
                                                                ----------  ---------

        Commitments and contingencies (note 6)

        Stockholder's investment:
           Common stock, par value $.01, authorized 2,000,000
              shares; 100 shares issued and outstanding                  1          1
           Paid-in capital                                             999        999
           Retained earnings                                     1,732,398  1,729,098
                                                                ----------  ---------

                      Total stockholder's investment             1,733,398  1,730,098
                                                                ----------  ---------

                                                                $2,081,678  2,079,020
                                                                ==========  =========

 See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

              Statements of Income and Changes in Retained Earnings

                 For the years ended December 31, 1996 and 1995



                                                             1996         1995
                                                             ----         ----
Revenues:
  Organization, property acquisition, disposition
    and development fees                                 $   652,156    1,269,313
  Management and administrative fees                       1,139,551      995,237
  Equity income (loss) of partnerships                       (11,290)      29,752
                                                         -----------    ---------

         Total revenues                                    1,780,417    2,294,302
                                                         -----------    ---------

Operating expenses:
  Personnel                                                1,136,218    1,192,018
  Office operations                                          170,883      151,749
  Occupancy                                                  143,666      117,711
  Sales and marketing                                         51,280      164,217
  Professional fees                                           57,594       51,626
  Provision for losses on receivables from partnerships      210,653      155,212
                                                         -----------    ---------

         Total operating expenses                          1,770,294    1,832,533
                                                         -----------    ---------

         Income from operations                               10,123      461,769
                                                         -----------    ---------

Other income (expense):
  Interest income                                             75,920       30,942
  Interest expense                                           (80,743)    (102,282)
  Loss on sale of hotel franchise rights                         -       (150,000)
                                                         -----------    ---------

                                                              (4,823)    (221,340)
                                                         -----------    ---------
         Income before income taxes
            and extraordinary item                             5,300      240,429

Income taxes                                                   2,000      111,000
                                                         -----------    ---------

         Income before extraordinary item                      3,300      129,429

Extraordinary item - gain on forgiveness of debt,
  net of income tax expense of $40,000                           -         60,000
                                                         -----------    ---------

         Net income                                            3,300      189,429

Retained earnings, beginning of year                       1,729,098    1,552,069
Adjustment pursuant to tax sharing arrangement                   -        137,600
Dividend to parent                                               -       (150,000)
                                                         -----------    ---------

Retained earnings, end of year                           $ 1,732,398    1,729,098
                                                         ===========    =========

See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                            Statements of Cash Flows

                 For the years ended December 31, 1996 and 1995


                                                             1996        1995
                                                             ----        ----
Cash flows from operating activities:
   Net income                                            $     3,300    189,429
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity (income) loss of partnerships                 11,290    (29,752)
         Depreciation                                         25,397     23,328
         Provision for losses on receivables from
            partnerships                                     210,653    155,212
         Loss on sale of hotel franchise rights                  -      150,000
         Deferred income taxes                                   -      (48,000)
         Adjustment pursuant to tax sharing arrangement          -      137,600
         Extraordinary gain on forgiveness of debt               -     (100,000)
         Cash provided (used) by changes in:
            Prepaid and other current assets                  27,709    (24,920)
            Accounts payable and accrued expenses           (144,876)   166,896
            Accrued partnership contributions                (71,772)    (9,026)
                                                         -----------    -------

         Net cash provided by operating activities            61,701    610,767
                                                         -----------    -------

Cash flows from investing activities:
   Advances to partnerships, net                            (993,830)  (116,849)
   Investments in partnerships                              (242,500)  (112,219)
   Distributions from partnerships                           140,243     54,831
   Purchase of office furniture and equipment                (12,410)   (25,516)
   Proceeds from sale of hotel franchise rights                  -      225,000
                                                         -----------    -------

         Net cash provided by (used in)
            investing activities                          (1,108,497)    25,247
                                                         -----------    -------

Cash flows from financing activities:
   Advances from affiliates, net                             216,006     87,038
   Repayment of debt                                             -     (175,000)
   Dividend to parent                                            -     (150,000)
                                                         -----------    -------

         Net cash provided by (used in)
            financing activities                             216,006   (237,962)
                                                         -----------    -------

         Net increase (decrease) in cash and
            cash equivalents                                (830,790)   398,052

Cash and cash equivalents, beginning of year                 915,433    517,381
                                                         -----------    -------

Cash and cash equivalents, end of year                   $    84,643    915,433
                                                         ===========    =======

                                                                     (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                       Statements of Cash Flows, Continued


                                                             1996          1995
                                                             ----          ----
Supplemental disclosure of cash flow information:
   Cash paid during the year for interest                  $86,859       102,282
                                                           =======       =======


 See accompanying notes to financial statements.

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements

                           December 31, 1996 and 1995


(1)  Description of Business and Summary of Significant Accounting Policies

     Essex Partners Inc. (the Company) is the managing general partner of real estate partnerships. In addition to revenues earned as an investor, the Company receives management, administrative, development and other fees for services rendered to the partnerships.

     The Company's parent, Essex Investment Group, Inc. (Essex), is an integrated financial services and real estate company that develops and markets a broad range of investment and insurance products and services for individuals, businesses and individual pension accounts.

     Cash Equivalents

     Cash equivalents consist of money market accounts.

     Investments in Partnerships

     Investments in partnerships are accounted for by the equity method. Any initial partnership capital contribution required by the Company which is payable out of future distributions to the Company is accrued.

     Income Taxes

     Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period which includes the enactment date.

     The Company is included in the consolidated federal and combined New York State income tax returns of Essex. Essex allocates current federal and state income taxes on a prorata basis to only its subsidiaries which have taxable income. Any difference between current income taxes determined on a separate company basis in accordance with the asset and liability method and the amount allocated to the Company by Essex is reflected as an adjustment of retained earnings.






                                       F-6                           (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(1) Description of Business and Summary of Significant Accounting Policies (continued)

     Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  Partnership Investments and Advances Receivable

     The Company is a general partner in partnerships which primarily own and operate hotels, apartment buildings and manufactured home communities. The Company also earns fees in connection with providing organization, financing, acquisition, development, management, administration and due diligence services to those partnerships. Such fees totaled $1,726,426 in 1996 and $2,192,192 in 1995.

     The Company makes operating advances to those partnerships as well as in connection with the acquisition and construction of real estate. Such receivables, which are generally due on demand and unsecured, are summarized as follows at December 31, 1996 and 1995:

            Partnership                                1996      1995
            -----------                                ----      ----
        Essex - Ashford River Oaks L.P.:
        Mortgage note                              $  270,000      -
        Advances                                      472,372  267,086
        Essex Microtel LeRay L.P.                     313,084      -
        Essex Geneseo Associates L.P.                 173,293  101,211
        Essex Albion Credits L.P.                         -    168,107
        Others                                        360,901  270,069
                                                   ----------  -------
                                                    1,589,650  806,473

        Less allowance for uncollectible advances     240,000  240,000
                                                   ----------  -------
                                                    1,349,650  566,473

        Less current portion                          815,825  355,546
                                                   ----------  -------

                                                   $  533,825  210,927
                                                   ==========  =======




                                        F-7                          (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(2)  Partnership Investments and Advances Receivable (continued)

     Essex - Ashford River Oaks L.P. (River Oaks) owns and operates a 300-site manufactured home community in Springfield, Illinois which the Company began managing in September 1995. River Oaks has experienced deficit operating cash flow. The Company has advanced $742,372 to fund operations, debt service requirements and capital improvements. During 1996, the Company secured $270,000 of the $742,372 advance with a second mortgage. The mortgage is receivable on demand with interest only due monthly at prime plus 1% per annum (9.25% at December 31, 1996). Although no repayment terms have been set, management of the Company expects to receive repayment of substantially all amounts in 1997 upon completion of a securitized debt offering by River Oaks. Summarized financial information for River Oaks as of and for the years ended December 31, 1996 and 1995 follows:

                              1996          1995
                              ----          ----
        Assets            $ 2,530,000    2,978,000
        Liabilities         2,380,000    2,660,000
        Partners capital      150,000      318,000
        Revenue               370,000      389,000
        Net loss             (168,000)    (157,000)

     The Company also guarantees certain indebtedness of River Oaks (see note
     6).

     Essex Microtel LeRay L.P. (LeRay) owns and operates a 100-room Microtel hotel located in LeRay, New York. During 1996, the Company advanced $313,084 to LeRay, primarily to reduce outstanding mortgage debt. No repayment terms have been set and management of the Company does not expect to receive repayment until ultimate disposition of the property. Summarized financial information for LeRay as of and for the years ended December 31, 1996 and 1995 follows:


                              1996          1995
                              ----          ----
        Assets            $ 2,170,000    2,240,000
        Liabilities         1,780,000    1,629,000
        Partners capital      390,000      611,000
        Revenue               577,000      698,000
        Net loss             (221,000)    (128,000)

(3)  Hotel Franchise Rights

     In 1994, the Company purchased rights to 15 Microtel hotel franchises for $375,000 in exchange for cash of $100,000 and a noninterest-bearing note payable for $275,000. During 1995, the Company sold one franchise right for $25,000 to an affiliate and the remaining 14 rights were resold to the franchiser for $200,000, resulting in a loss of $150,000. The Company repaid $175,000 of the related noninterest-bearing note payable and the remaining $100,000 was forgiven, resulting in an extraordinary gain of $60,000, net of the related income tax effect of $40,000.

                                        F-8                          (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements

(4)  Related Party Transactions

     The Company provides management and administrative services under contracts with several other entities owned by officers of Essex, earning fees of $65,281 in 1996 and $72,358 in 1995.

     Essex allocated interest expense to the Company of $80,743 in 1996 and $102,282 in 1995.

(5)  Income Taxes

     Total income taxes for 1996 and 1995 were allocated as follows:


                                 1996     1995
                                 ----     ----
        Income from operations  $2,000  111,000
        Extraordinary item         -     40,000
                                ------  -------
                                $2,000  151,000
                                ======  =======

     The components of income tax expense attributable to income from operations are as follows:

                     Current   Deferred    Total
                     -------   --------    -----
        1996:
           Federal  $  1,500        -       1,500
           State         500        -         500
                    --------    -------   -------
                    $  2,000        -       2,000
                    ========    =======   =======

        1995:
           Federal   119,800    (38,500)   81,300
           State      39,200     (9,500)   29,700
                    --------    -------   -------
                    $159,000    (48,000)  111,000
                    ========    =======   =======






                                        F-9                          (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(5)  Income Taxes (continued)

     The difference between income tax expense and the amounts computed by applying the U.S. Federal income tax rate of 34% to income before income taxes and extraordinary item is primarily attributable to state income taxes.

     In 1996 and 1995, Essex allocated $2,000 and $21,400 of consolidated current income tax expense to the Company pursuant to the inter-company tax sharing arrangement. The difference between current income taxes allocated to the Company under the tax sharing arrangement in 1995 and the amount reflected above in accordance with the asset and liability method is reflected in the accompanying statement of changes in retained earnings as adjustments to retained earnings.

     At both December 31, 1996 and 1995 the deferred tax asset of $96,000 results from temporary differences related to the allowance for uncollectible receivables from partnerships, less a valuation allowance of $48,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and estimates of future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance at December 31, 1996.








                                        F-10                         (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(6)  Commitments and Contingencies

     As the general partner in several partnerships, the Company may, subject to partnership agreement restrictions, be held liable for all recourse debt and obligations of such partnerships to the extent that the obligations are not otherwise funded. The amounts of such contingent liabilities include guarantees of the following partnership obligations at December 31, 1996:


        Essex - Ashford River Oaks L.P.

        Subordinated notes payable to private investors, secured by
        a third mortgage on the property                                       $1,000,000

        Mortgage payable to bank, secured by a first mortgage on
        the property                                                              600,000

        Essex Microtel Lehigh L.P.

        Mortgage payable to bank, secured by a first mortgage on
        the property                                                            2,600,000

        Essex Geneseo Associates L.P.

        Mortgage payable to bank, secured by a first mortgage on
        the property                                                            2,983,350

        Essex Real Estate Partnership Notes

        Mortgage notes payable, secured by first mortgage on certain
        properties                                                                976,000

        Essex Glenmaura L.P.

        Subordinated notes payable to private investors, secured by
        a second mortgage on the property                                       1,500,000

        Essex Mobile Home Properties IX L.P.

        Subordinated notes payable to private investors, secured by
        a second mortgage on the property                                       1,200,000

        Greenport L.L.C

        Mortgage payable to bank, secured by a first mortgage on the property     135,000

                                        F-11                         (Continued)

                               ESSEX PARTNERS INC.
           (A Wholly Owned Subsidiary of Essex Investment Group, Inc.)

                          Notes to Financial Statements


(6)  Commitments and Contingencies (continued)

     In February 1997, the Company guaranteed a $5,000,000 mortgage payable to a bank for Essex Glenmaura L.P. The loan is secured by a first mortgage on the property.

     Although there is no current plan or intention to do so, the capital of the Company is available for withdrawal by Essex. Summarized consolidated financial information for Essex as of and for the years ended December 31, 1996 and 1995 follows:

                                         1996        1995
                                         ----        ----
        Assets                      $ 6,400,000  5,100,000
        Liabilities                   5,200,000  4,700,000
        Total stockholders' equity    1,200,000    400,000
        Revenue                      13,900,000  9,200,000
        Net income                      400,000    300,000

     The Company guarantees a term note payable of Essex to a bank of $645,000 at December 31, 1996.

                          Independent Auditors' Report

The Partners
Essex Hospitality Associates IV L.P.:


We have audited the accompanying consolidated balance sheets of Essex Hospitality Associates IV L.P. (a New York limited partnership) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in partners' capital and cash flows for the year ended December 31, 1996 and for the period from August 30, 1995 (date of inception) through December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Hospitality Associates IV L.P. and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996 and for the period from August 30, 1995 (date of inception) through December 31, 1995, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Rochester, New York
March 17, 1996

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                           Consolidated Balance Sheets

                           December 31, 1996 and 1995

           Assets                                      1996        1995
           ------                                      ----        ----
Investment in real estate, at cost:
   Land                                             $ 2,492,195  1,400,435
   Land improvements                                    271,348       -
   Buildings                                          4,961,102       -
   Furniture, fixtures and equipment                  1,280,352       -
   Construction in progress                             469,487     26,250
                                                      9,474,484  1,426,685
   Less accumulated depreciation                        231,420       -
                                                    -----------  ---------

          Net investment in real estate               9,243,064  1,426,685

Cash and cash equivalents                             2,515,685    628,864
Due from affiliates                                      81,500       -
Other assets                                            147,512      5,153
                                                    -----------  ---------

Deferred costs:
   Debt issuance                                        743,075    253,841
   Franchise fees                                       128,000     80,000
                                                    -----------  ---------
                                                        871,075    333,841
   Less accumulated amortization                        191,324       -
                                                    -----------  ---------

          Net deferred costs                            679,751    333,841
                                                    -----------  ---------

                                                    $12,667,512  2,394,543
                                                    ===========  =========

Liabilities and Partners' Capital

Liabilities:
   Accounts payable - construction                  $   335,914    155,400
   Other accounts payable and accrued expenses          258,724       -
   Due to affiliate                                        -       64,495
   Construction loan payable                          4,294,243       -
   Notes payable                                      1,500,000       -
   Subordinated notes payable                         4,920,000  1,744,000
                                                     ----------  ---------

          Total liabilities                          11,950,249  1,963,895
                                                     ----------  ---------

Minority interest in partnership                        641,368       -
                                                    -----------  ---------

Commitments and contingencies (notes 4 and 5)

Partners' capital                                       882,514    519,895
    Less notes receivable from partners                 165,251     89,247
                                                    -----------  ---------

          Net partners' capital                         717,263    430,648
                                                    -----------  ---------

                                                    $12,667,512  2,394,543
                                                    ===========  =========

See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                      Consolidated Statements of Operations

                        Year ended December 31, 1996 and
    period from August 30, 1995 (date of inception) through December 31, 1995



                                                                 1996       1995
                                                                 ----       ----
Revenue:
   Rooms                                                     $   394,134      -
   Food and beverage                                              54,048      -
   Telephone and other commissions                                34,880      -
                                                             -----------   -------

                                                                 483,062      -
                                                             -----------   -------

Operating expenses:
   Rooms                                                         249,766      -
   Administrative                                                155,429      -
   Food and beverage                                             128,541      -
   Marketing                                                      89,240      -
   Repairs and maintenance                                        82,573      -
   Utilities                                                      28,822      -
   Management fees to affiliate                                   25,338      -
   Telephone and other commissions                                19,869      -
   Royalty fees                                                   15,766      -
   Insurance                                                      12,058      -
   Property taxes                                                  6,569      -
   Miscellaneous                                                  72,214      -
                                                             -----------   -------

                                                                 886,185      -
                                                             -----------   -------

         Loss from operations before interest, depreciation
            and amortization                                    (403,123)     -

Interest:
   Income                                                         74,202      -
   Expense                                                      (548,788)     -
Depreciation and amortization                                   (345,756)
                                                             -----------   -------

         Loss before minority interest in loss of
            partnership                                       (1,223,465)     -

Minority interest in loss of partnership                         356,524      -
                                                             -----------   -------

         Net loss                                            $  (866,941)     -
                                                             ===========   =======

See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

             Consolidated Statements of Changes in Partners' Capital

                   Year Ended December 31, 1996 and Period for
          August 30, 1995 (date of inception) through December 31, 1995

                                                                                  Net
                                       Partners' Capital            Notes      Partners'
                               General     Limited       Total    Receivable    Capital
                               -------     -------       -----    ----------   ---------

Balance at August 30, 1995
   (date of inception)       $     -            -            -          -           -

Capital contributions            6,574      650,898      657,472    (89,247)     568,225

Syndication costs                  -       (137,477)    (137,477)       -       (137,477)

Return of original limited
   partners contribution           -           (100)        (100)       -           (100)
                              ----------   --------   ----------   --------   ----------

Balance at December 31, 1995     6,574      513,321      519,895    (89,247)     430,648

Capital contributions           15,120    1,496,830    1,511,950    (76,004)   1,435,946

Syndication costs                  -       (168,799)    (168,799)       -       (168,799)

Distributions to partners       (1,136)    (112,455)    (113,591)       -       (113,591)

Net loss                        (8,669)    (858,272)    (866,941)       -       (866,941)
                              ----------   --------   ----------   --------   ----------

Balance at December 31, 1996  $ 11,889      870,625      882,514   (165,251)     717,263
                              ========   ==========   ==========   ========   ==========


See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                      Consolidated Statements of Cash Flows

                        Year ended December 31, 1996 and
    period from August 30, 1995 (date of inception) through December 31, 1995

                                                                 1996        1995
                                                                 ----        ----
Cash flows from investing activities:
   Cash received from customers                              $   444,876          -
   Cash paid to suppliers and employees                         (717,237)         -
   Interest received                                              55,016          -
   Interest paid                                                (519,717)         -
                                                             -----------   ----------

                     Net cash used in operating
                         activities                             (737,062)
                                                             -----------   ----------

Cash flows used in investing activities:
   Investment in real estate                                  (6,094,996)  (1,276,438)
   Cash acquired with acquisition of controlling interest
      in partnership                                             248,522          -
   Other assets - deposits                                       (34,528)         -
   Franchise fees paid                                               -        (80,000)
                                                             -----------   ----------

                     Net cash used in investing activities    (5,881,002)  (1,356,438)
                                                             -----------   ----------

Cash flows from financing activities:
   Proceeds from construction loan                             4,294,243          -
   Proceeds from issuance of subordinated notes payable        3,176,000    1,744,000
   Debt issuance costs                                          (418,800)    (192,737)
   Proceeds from offering of limited partnership units         1,435,946      568,225
   Proceeds from offering of subsidiary limited partnership
      units, net                                                 303,277          -
   Syndication costs                                            (172,190)    (134,086)
   Distributions to partners                                    (113,591)         -
   Return of original partner's contribution                         -           (100)
                                                             -----------   ----------

                  Net cash provided by financing activities    8,504,885    1,985,302
                                                             -----------   ----------

                  Net increase in cash and cash
                         equivalents                           1,886,821      628,864

Cash and cash equivalents - beginning of period                  628,864          -
                                                             -----------   ----------

Cash and cash equivalents - end of period                    $ 2,515,685      628,864
                                                             ===========   ==========


                                                                     (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                Consolidated Statements of Cash Flows (continued)

                For the Years ended December 31, 1996 and period from August 30, 1995 (date of inception) through December 31, 1995


                                                                 1996        1995
                                                                 ----        ----
Reconciliation of net income to net cash used in
   operating activities:
      Net loss                                                 $  (866,941)      -
      Adjustments to reconcile net loss to net
         cash used in operating activities:
            Depreciation and amortization                          345,756       -
            Minority interest in net loss of partnership          (356,524)      -
            Change in:
               Other assets                                        (72,896)      -
               Accounts payable and accrued expenses               213,543       -
                                                               -----------   -------

                 Net cash used in operating
                     activities                                $  (737,062)      -
                                                               ===========   =======

Supplemental schedule of noncash investing and financing
   activities:
       Net assets acquired with acquisition of controlling
          interest in partnership:
              Investment in real estate                        $ 2,243,340       -
              Cash                                               1,498,522       -
              Deferred costs and other assets                      518,749       -
              Debt                                              (1,500,000)      -
              Other liabilities                                   (493,497)      -
              Minority interest                                $(1,017,114)      -
                                                               ===========   =======

       Obligations incurred in connection with construction
          in progress                                          $   180,514   150,247
                                                               ===========   =======

       Debt issuance and syndication costs due to affiliate $          -      64,495
                                                               ===========   =======

       Notes received from general and limited partners        $    76,004    89,247
                                                               ===========   =======


See accompanying notes to consolidated financial statements.

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                   Notes to Consolidated Financial Statements

                           December 31, 1996 and 1995


(1)  Organization

     Essex Hospitality Associates IV L.P. (the Partnership) is a New York limited partnership formed on August 30, 1995 for the purpose of acquiring land and constructing, owning and operating a series of hotels. The Partnership may also invest in and lend funds to other partnerships that own hotels. The Partnership is financing its activities through a public offering of notes and limited partnership units. The Partnership's general partner is Essex Partners Inc. (Essex Partners), a subsidiary of Essex Investment Group, Inc. (Essex).

     The Partnership has acquired land in order to construct and operate hotels. In December 1995, land was purchased in Solon, Ohio and Warwick, Rhode Island in anticipation of the construction of a Hampton Inn and Suites hotel and a Homewood Suites hotel, respectively. Construction was delayed at both sites as a result of higher than projected construction costs and change in market conditions. The Solon site is now under construction for a Hampton Inn hotel while plans for the Warwick site have not yet been resolved.

     In January 1996, the Partnership acquired a 54% limited partnership interest in Essex Glenmaura L.P. (Glenmaura) through the purchase of 12.5 limited partnership units for $1,250,000. The purchase price was equal to the prorata portion of the fair value of the net assets acquired. Glenmaura owns and operates a Courtyard by Marriott hotel near Scranton, Pennsylvania. Construction of the hotel was completed during 1996 and operations began on September 4, 1996.

     A general description of the allocation of Partnership income, loss, and distributions follows. For a more comprehensive description see the Partnership Agreement.

          Allocations of income from operations will be allocated 99% to the limited partners and 1% to the general partner until the amount allocated to the limited partners equals the cumulative annual return of 8% of their contribution. Any remaining income from operations is allocated 80% to the limited partners and 20% to the general partner. Income on the sale of any or all of the hotels is allocated 99% to the limited partners until each limited partner has been allocated income in an amount equal to his or her pro rata share of the nondeductible syndication expenses and sales commissions and 1% to the general partner. Thereafter, income on the sale of any or all the hotels is allocated in the same manner as income from operations.


                                         F-19                        (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(1)  Organization (continued)

          Allocations of losses from operations will be allocated 80% to the limited partners and 20% to the general partner in the amounts sufficient to offset all income which was allocated 80% to the limited partners. Thereafter, operating losses are allocated 99% to the limited partners and 1% to the general partner. Loss on the sale of any or all of the hotels will be first allocated in the same manner as losses from operations, except that the allocation of such loss would be made prior to allocations of income from operations. All other losses are allocated 99% to the limited partners and 1% to the general partner.

          Cash distributions will initially be made 99% to the limited partners and 1% to the general partner. After the limited partners have received a cumulative annual return of 8% of their contribution, additional distributions may then be made 80% to the limited partners and 20% to the general partner. Distributions of the net proceeds of sale or refinancing of any or all hotels will be made 1% to the general partner and 99% to the limited partners pro rata in accordance with the number of units held by each limited partner until the limited partners have received distributions from sale or refinance of hotels equal to $1,000 per unit. Thereafter, distributions shall next be made 1% to the general partner and 99% to the limited partners until each limited partner has received any unpaid cumulative return accrued through the date of the distribution. Additional distributions will then be made 20% to the general partner and 80% to the limited partners.

     Essex Partners and its affiliates are receiving substantial fees in connection with the offering of notes and limited partnership units. Additional fees will be paid to them in connection with the acquisition, development and operation of the hotels and management of the Partnership (see note 5).

     In accordance with the Partnership agreement, the ratio of gross proceeds from the offering of limited partnership units to total gross proceeds from the public offering of notes and limited partnership units prior to the termination of the offering may not be less than .15 to 1. At December 31, 1996, that ratio was .31 to 1.

(2)  Summary of Significant Accounting Policies

     Basis of Accounting

     The financial statements of the Partnership were prepared on the accrual basis of accounting in conformity with generally accepted accounting principles.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Partnership and Glenmaura. All significant intercompany transactions and balances have been eliminated in consolidation.


                                        F-20                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(2)  Summary of Significant Accounting Policies (continued)

     Investment in Real Estate

     Investment in real estate is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as each hotel commences operations.

     Cash and Cash Equivalents

     Cash investments with maturities of three months or less at the time of purchase are considered to be cash equivalents.

     Deferred Costs

     Costs of issuing the subordinated notes payable are being amortized on a straight-line basis over the term of the notes.

     Franchise fees paid for the right to own and operate the hotels will be amortized on a straight-line basis over the term of each franchise agreement, as each hotel commences operations.

     Syndication Costs

     Selling commissions and legal, accounting, printing and other filing costs totaling $306,276 related to the offering of the limited partnership units were charged against the proceeds of the public offering.

     Income Taxes

     No provision for income taxes has been provided since any liability is the individual responsibility of the partners.

     Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the managing general partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

(3)  Debt

     Construction Loan

     Glenmaura received construction financing from a bank in the amount of $4,500,000, of which $4,294,243 has been drawn as of December 31, 1996. The term is for twelve months and requires monthly payments of interest only at a rate of 2.5% over the LIBOR rate (7.875% at December 31, 1996). The loan is guaranteed by Essex Partners and collateralized by the related hotel property. Additionally, covenants require minimum net worth and limit distributions.

                                        F-21                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(3)  Debt (continued)

     Construction Loan (continued)

     On February 28, 1997, Glenmaura obtained permanent financing from GMAC Corporation for $5,000,000, the proceeds of which were used to repay the construction loan. The term of the loan will be for four years with a one year extension available if certain debt service coverage is attained. Monthly payments of interest only will be due at 3% over the LIBOR rate for the first year. Principal and interest payments are due thereafter. The commitment fee is $50,000 (1% of the loan proceeds) with 50% of the fee due upon acceptance of the commitment. The additional 50% is payable at closing. The loan will be collateralized by the real and personal property and certain other assets.

     Notes Payable

     Glenmaura has $1,500,000 of unsecured notes requiring monthly payments of interest only at 10.5% through June 1, 1998, at which time all principal will be due unless Glenmaura exercises its two one-year extensions at extension fees ranging from one-half to one percent. Glenmaura also has the right to prepay the notes at face value. Essex Partners guarantees payment of principal and interest on the notes.

     Subordinated Notes Payable

     Subordinated notes payable of the Partnership of $4,920,000 bear interest at a rate of 10.5% per annum, payable monthly, and mature December_31, 2001, unless extended by the Partnership to December_31, 2002 upon payment of an extension fee equal to .5% of the principal amount of the notes outstanding. The notes are issued as unsecured obligations of the Partnership.

     In 1996, interest of $193,354, was capitalized in investments in real estate as the notes were used to finance construction of the hotels. No interest was capitalized in 1995.

                                        F-22                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(4)  Franchise Fees

     In 1995, the Partnership entered into license agreements with Promus Corporation (Promus) to operate a Homewood Suites hotel in Warwick, Rhode Island and a Hampton Inn and Suites hotel in Solon, Ohio site. An initial franchise fee of $40,000 was paid for each hotel. In addition, for each hotel, the Partnership will be required to pay Promus a monthly royalty fee of 4% of gross rooms revenues, a monthly marketing/reservation fee of 4% of gross rooms revenue, an initial software license fee of $3,000 plus $85 per guest room with a monthly maintenance charge of $200 to $400 per month, and a monthly amount equal to any sales tax or similar tax imposed on Promus on payments received under the license agreement. During 1996 Promus approved the conversion of the Solon, Ohio agreement to a Hampton_Inn.

     Promus requires the Partnership to establish a capital reserve escrow account based on a percentage of gross revenues generated by each hotel which will be used for product quality requirements of the hotel. Cumulative funding of the reserve for the first five years increases from 1% to 5% of gross revenues and stabilizes at 5% for the term of the agreement. The Promus franchise agreements impose certain restrictions on the transfer of limited partnership units. Promus restricts the sale, pledge or transfer of units in excess of 25% without their consent.

     Glenmaura has a franchise agreement with Marriott International, Inc. Under the terms of the agreement, Glenmaura paid an initial franchise fee of $48,000 in 1995. The term and amortization period of the franchise agreement is twenty years, with an option to renew for an additional ten-year period. Glenmaura is required to pay a monthly royalty fee in an amount equal to 4% of gross room rentals for the first two years of operations and 5% during the remainder of the term of the agreement, a marketing fee of 2 - 3% gross revenues, a reservation system fee and a property management system fee. In 1996, fees totaled $15,766.


                                        F-23                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements

(5)  Related Party Transactions

     A summary of fees earned by Essex Partners or its affiliates from the Partnership and Glenmaura in 1996 and 1995 follows:


          Type of Fee                   Amount of Fee                      1996              1995
          -----------                   -------------                      ----              ----
       Selling Commission         Up to $80 per limited partnership
                                  unit and $55 per $1,000 note sold     $ 289,063           147,154

       Organization and           3.4% of the gross proceeds
          Offering Fee            of the offering                         158,876            81,423

       Offering and               Up to $40,000 if proceeds of
          Organization Fee        the offering of limited partnership
          - Glenmaura             units is $4,000,000, reduced by
                                  any selling commissions paid             16,000               -

       Acquisition Fee            $110,000 per hotel site                     -             220,000

       Development Fee            $160,000 per hotel, plus 5% of the
                                  total cost of the hotel in excess of
                                  $2.7 million (not to exceed $325,000
                                  per hotel)                              108,000              -

       Development Fee            $285,000 (less $171,000 paid prior
          - Glenmaura             to the Partnership's purchase of a
                                  controlling interest of Glenmaura)      114,000              -

       Property
          Management Fee          4.5% of gross operating revenues
                                  from the hotels                          21,718              -

       Partnership
          Management Fee          .75% to 1.25% of gross operating
                                  revenues from the hotels                  3,620              -

       Accounting Fee             $800 per month                            3,200              -
                                                                      -----------         ---------

                                                                      $   714,477           448,577
                                                                      ===========         =========

                                       F-24                          (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(5)  Related Party Transactions (continued)

     The above fees are reflected in the accompanying financial statements as follows:

                                                 1996       1995
                                                 ----       ----
        Balance sheets:
        Investment in real estate              $222,000  220,000
        Deferred debt issuance costs            282,664  155,216
        Partners' capital - syndication costs   165,275   73,361
                                               --------  -------
                                               $669,939  448,577
                                               ========  =======
        Statements of operations:
        Management fees to affiliate             25,338      -
        Administrative expense                    3,200      -
        Miscellaneous expense                    16,000      -
                                               --------  -------

                                               $ 44,538      -
                                               ========  =======

     Organization and offering fees are allocated to syndication costs and debt issuance costs based on the pro-rata share of limited partners' units and notes payable to the total offering.

     In 1995, the Partnership paid a $110,000 acquisition fee in connection with the Warwick, Rhode Island site. As it is unlikely that a hotel will be constructed on the Warwick site, the amount of the fee is included in due from affiliates at December 31, 1996.

     Under the terms of the Partnership agreement, Essex Partners or its affiliates will also earn other fees as follows:

         Type of Fee                Amount of Fee
         -----------                -------------
        Investor Relations Fee  .25% of the gross proceeds of the offering payable annually in 1998 through 2001

        Refinancing Fee         1% of the gross proceeds of re-financing any or all of
                                the hotels

        Sales Fee               3% of the gross sale price of any or all of the hotels
                               (excluding the Glenmaura hotel which is 2.5%)


                                        F-25                         (Continued)

                      ESSEX HOSPITALITY ASSOCIATES IV L.P.
                        (A New York Limited Partnership)

                          Notes to Financial Statements


(5)  Related Party Transactions

     Glenmaura has made a non-refundable deposit of $55,000 pursuant to an option to purchase a second parcel of land (the Second Project) adjacent to the Project for purposes of constructing a second hotel. The option agreement expired in December of 1996 but is currently being renegotiated. In the event that Essex Partners elects to proceed with the Second Project on behalf of Glenmaura, Essex Partners will receive additional compensation related to the acquisition of the second parcel, construction of the Second Project and securing additional equity and debt financing to fund such activities. Such compensation will include an acquisition fee equal to $50,000 for its services related to the acquisition of the second parcel and a development fee up to $150,000 plus 3% of total construction, site development and fixtures, furniture and equipment costs. In addition, as compensation for arranging construction and permanent financing, Essex Partners may receive a financing fee equal to 1% of the gross proceeds of the financing.

     The Partnership will also be subject to a number of conflicts of interest arising from its relationships with the general partner, its owners and affiliates and due to other activities and entities in which the general partner and its affiliates have or may have a direct or indirect financial interest.

                            PRIOR PERFORMANCE TABLES

                       ESSEX PARTNERS INC. AND AFFILIATES

                                  INTRODUCTION


Essex Partners Inc. has been a general partner in eleven real estate syndications with investment objectives similar to the Partnership. The prior partnerships were organized to provide capital appreciation and cash distributions from investments in hotels. These syndications are:


                       Essex Microtel 1989 L.P.
                       Essex Microtel Associates L.P.
                       Essex Microtel Lehigh L.P.
                       Essex Microtel LeRay L.P.
                       Hagel-Essex Microtel L.P.
                       Essex Microtel Carrier Circle L.P.
                       Essex Charleston Associates L.P.
                       Essex Microtel Associates II L.P.
                       Essex Knoxville Associates L.P.
                       Essex Hospitality Associates III L.P.
                       Essex Glenmaura L.P.


Nine of the above partnerships involved construction of new facilities. Essex Microtel Lehigh L.P. purchased a hotel that had been in operation for fifteen months. Essex Microtel LeRay L.P. purchased a hotel after construction was completed but before operations began.

This offering is the fourth publicly registered program sponsored by Essex Partners Inc. or its affiliates.

                                     TABLE I

                          ESSEX PARTNERS AND AFFILIATES

                    EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)



      Table I sets forth information with respect to the offerings of real estate limited partnership interests with similar investment objectives as the Partnership in which Essex Partners or affiliates acted as general partners and which closed in the three year period ending December 31, 1996.

                                     TABLE I

                              ESSEX AND AFFILIATES

                    EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                    Essex                           Essex                   Essex Hospitality
                                              Glenmaura L.P. (6)             Glenmaura L.P. (6)          Associates III L.P. (5)
                                              ------------------             ------------------          -----------------------
Dollar amount offered                       2,500,000                      1,500,000                     13,986,320
Dollar amount raised                        2,300,000        92.0%         1,500,000      100.0%         13,986,320     100.0%

Less offering expenses:
  Selling commissions paid
    to affiliates                              12,000         0.5%            60,000        4.0%            856,000       6.1%
  Organizational and syndication
    expenses (1)                               15,400         0.7%            34,500        2.3%            767,000       5.5%
                                           ----------       -----         ----------      -----         -----------     -----

Available for investment                   $2,272,600        98.8%        $1,405,500       93.7%        $12,363,320      88.4%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property                        --        --                   --       --                    --      --
  Cash downpayment (2)                             --        --            1,033,600       68.9%          1,366,000       9.8%
  Acquisition and Developer fees:
    Paid to affiliates                        256,500        11.2%           225,000       15.0%            870,000       6.2%
    Paid to non-affiliates                         --        --                   --       --                    --      --
  Other acquisition and development
    expenses (2)                            2,009,100        87.4%           143,900        9.6%          9,442,000      67.5%
                                           ----------       -----         ----------      -----         -----------     -----

Total acquisition cost                     $2,265,600        98.5%        $1,402,500       93.5%        $11,678,000      83.5%

Non-recurring management and
  organization fees to affiliates               7,000         0.3%                --       --                    --      --
Other requirements (3)                             --        --                3,000        0.2%            685,320       4.9%
                                           ----------       -----         ----------      -----         -----------     -----

Total                                      $2,300,000       100.0%        $1,500,000      100.0%        $13,986,320     100.0%

Purchase price (including
  brokerage fees)                           8,381,000                      8,381,000                     11,679,000

Percent leverage (4)                             77.6%                          77.6%                          85.6%

Date offering began                          05/25/95                       05/10/95                       11/17/93
Length of offering (months)                       N/A                              2                             22

                                     TABLE I

                              ESSEX AND AFFILIATES

                   EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                  Essex Knoxville               Essex Knoxville               Essex Knoxville
                                                Associates L.P. (7)           Associates L.P. (7)           Associates L.P. (7)
                                                -------------------           -------------------           -------------------

Dollar amount offered                          1,000,000                     2,000,000                       500,000
Dollar amount raised                           1,000,000    100.0%           2,000,000     100.0%            500,000    100.0%

Less offering expenses:
  Selling commissions paid
    to affiliates                                 20,000      2.0%             100,000       5.0%             27,500      5.5%
  Organizational and syndication
    expenses (1)                                  15,900      1.6%              39,800       2.0%             13,000      2.6%
                                              ----------    -----           ----------     -----            --------    -----
Available for investment                      $  964,100     96.4%          $1,860,200      93.0%           $459,500     91.9%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property                           --     --                     --      --                    --     --
  Cash downpayment (2)                           430,000     43.0%                  --      --                    --     --
  Acquisition and Developer fees:
    Paid to affiliates                           200,000     20.0%                  --      --                    --     --
    Paid to non-affiliates                            --     --                     --      --                    --     --
  Other acquisition and development
    expenses (2)                                 304,100     30.4%           1,820,700      91.0%            396,600     79.3%
                                              ----------    -----            ---------     -----            --------    -----
Total acquisition cost                        $  934,100     93.4%          $1,820,700      91.0%           $396,600     79.3%

Non-recurring management and
  organization fees to affiliates                 30,000      3.0%              25,000       1.3%             25,000      5.0%
Other requirements (3)                                --     --                 14,500       0.7%             37,900      7.6%
                                              ----------    -----           ----------     -----            --------    -----
Total                                         $1,000,000    100.0%          $2,000,000     100.0%           $500,000    100.0%

Purchase price (including
  brokerage fees)                              3,118,000                     3,118,000                     3,118,000

Percent leverage (4)                                80.2%                         80.2%                         80.2%

Date offering began                             12/03/92                      06/22/93                      05/24/94
Length of offering (months)                           13                             6                             2

                                     TABLE I

                              ESSEX AND AFFILIATES

                   EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                 Essex Real Estate
                                               Partnership Notes (8)
                                             -------------------------
Dollar amount offered                        976,000
Dollar amount raised                         976,000           100.0%

Less offering expenses:
  Selling commissions paid
    to affiliates                             48,800             5.0%
  Organizational and syndication
    expenses (1)                              27,200             2.8%
                                            --------           -----
Available for investment                    $900,000            92.2%

Acquisition and Development costs:
  Pre-paid items and fees related
    to purchase of property                       --            --
  Cash downpayment (2)                            --            --
  Acquisition and Developer fees:
    Paid to affiliates                            --            --
    Paid to non-affiliates                        --            --
  Other acquisition and development
    expenses (2)                              95,000             9.7%
                                            --------           -----
Total acquisition cost                      $ 95,000             9.7%

Non-recurring management and
  organization fees to affiliates                 --            --
Other requirements (3)                       805,000            82.5%
                                            --------           -----
Total                                       $976,000           100.0%

Purchase price (including
  brokerage fees)                                 --

Percent leverage (4)                              --

Date offering began                         03/01/95
Length of offering (months)                        2

                                     TABLE I

                          ESSEX PARTNERS AND AFFILIATES

                    EXPERIENCE IN RAISING AND INVESTING FUNDS

                     (THREE YEARS ENDING DECEMBER 31, 1996)



      (1) Includes any legal, accounting, blue sky and publication costs as well as other fees incurred with the offering.

      (2) The cash downpayment represents the land cost. Proceeds used in property construction are included in other acquisition and development expenses.

      (3) Includes amounts of working capital reserves and other carrying costs.

      (4) For each partnership, percent leverage equals: (i) the total amount of mortgages and other financing outstanding on the property owned by the partnership, divided by (ii) the purchase price.

      (5) Both limited partnership interests and debt were included in the offerings by Essex Charleston Associates L.P. and Essex Hospitality Associates III L.P..

      (6) Essex Glenmaura L.P. was financed through two offerings, an equity offering of $2,500,000 and a note offering of $1,500,000. Each offering is presented separately in Table I.

      (7) Essex Knoxville L.P. was financed through three offerings, an equity offering of $1,000,000, a mortgage note offering of $2,000,000 and a note offering of $500,000. Each offering is presented separately in Table I.

      (8) The Essex Real Estate Notes offering raised debt financing for three real estate partnerships, Essex Microtel Associates L.P. and Essex Microtel LeRay, which own hotel properties and Essex Geneseo Associates, which owns non-hotel property. Of the total amount raised, $434,000 was used for Essex Microtel Associates L.P. to replace existing debt, $217,000 was used for Essex Microtel LeRay L.P. to replace existing debt and provide working capital and $325,000 was for Essex Geneseo Associates to replace existing debt and complete construction of two apartment buildings.

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                             COMPENSATION TO SPONSOR

                     (THREE YEARS ENDING DECEMBER 31, 1996)



      Table II provides information as to the cumulative compensation paid to sponsors for a three year period ending December 31, 1996 (or from partnership inception, if later) from both offering proceeds and property operations.

      None of the programs for which information is presented in Table II has been liquidated and there have been no sales or maturities of any of the program's investments.

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                            COMPENSATION TO SPONSOR

                     (CUMULATIVE THROUGH DECEMBER 31, 1996)

                                                                         Essex Hospitality   Essex Knoxville  Essex Microtel
                                                            Essex          Associates III   Associates L.P.   Associates II
                                                        Glenmaura L.P.        L.P. (1)           (2)               L.P.
                                                        --------------   -----------------  ----------------  --------------
Date offering commenced                                         var           11/17/93              var          11/18/92
Dollar amount raised                                      3,800,000         13,986,320        3,500,000        10,487,000

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                           83,300            477,000           32,500                --
 Acquisition and development fees
  - real estate commissions                                      --                 --               --                --
  - advisory fees                                           481,500            514,000          100,000                --
  - other                                                        --                 --               --                --
 Organization fees                                           24,000            270,000               --                --
 Other                                                       10,000                 --           25,000                --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                   (358,350)           223,800          379,800           800,800
Amount paid to sponsor from operations:
   Property management fees                                  24,900            326,400          127,000           452,200
   Partnership management fees                                3,600             79,700           37,000           127,200
   Reimbursements                                                --                 --               --                --
   Leasing commissions                                           --                 --               --                --
   Other                                                         --                 --               --                --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                           --                 --               --                --
  - cash                                                         --                 --               --                --
  - notes                                                        --                 --               --                --

Amount paid to sponsor from property sales
 and refinancing:                                                --                 --               --                --
  - Real estate commissions                                      --                 --               --                --
  - Incentive fees                                               --                 --               --                --
  - Other                                                        --                 --               --                --

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                             COMPENSATION TO SPONSOR

                     (CUMULATIVE THROUGH DECEMBER 31, 1996)

                                                                                       Essex Microtel
                                                                   Essex Charleston    Carrier Circle  Essex Microtel
                                                                     Associates L.P.        L.P.       Associates L.P.
                                                                   -----------------   --------------  ---------------

Date offering commenced                                                  8/27/92              var         06/19/90
Dollar amount raised                                                   3,390,000        3,400,000        3,083,000

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                                            --               --               --
 Acquisition and development fees
  - real estate commissions                                                   --               --               --
  - advisory fees                                                         10,000               --               --
  - other                                                                     --               --               --
 Organization fees                                                            --               --               --
 Other                                                                        --               --               --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                                 444,700          380,500          983,500
Amount paid to sponsor from operations:
   Property management fees                                              141,700          109,000          148,500
   Partnership management fees                                            39,300           44,100           26,600
   Reimbursements                                                             --               --               --
   Leasing commissions                                                        --               --               --
   Other                                                                      --               --               --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                                        --               --               --
  - cash                                                                      --               --               --
  - notes                                                                     --               --               --

Amount paid to sponsor from property sales
 and refinancing:                                                             --               --               --
  - Real estate commissions                                                   --               --               --
  - Incentive fees                                                            --               --               --
  - Other                                                                     --               --               --

                                    TABLE II
                       ESSEX PARTNERS INC. AND AFFILIATES
                            COMPENSATION TO SPONSOR
                     (CUMULATIVE THROUGH DECEMBER 31, 1996)





                                                       Essex Microtel      Hagel-Essex     Essex Microtel
                                                          LeRay L.P.           L.P.          Lehigh L.P.
                                                      -----------------   --------------  ---------------
Date offering commenced                                    10/19/90          03/29/91               var
Dollar amount raised                                      1,531,254         1,012,750        $3,161,480

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                               --                --                --
 Acquisition and development fees
  - real estate commissions                                      --                --                --
  - advisory fees                                                --                --                --
  - other                                                        --                --                --
 Organization fees                                               --                --                --
 Other                                                           --                --                --

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                   (204,435)          409,200           550,300
Amount paid to sponsor from operations:
   Property management fees                                      --                --           126,000
   Partnership management fees                               10,265            36,500            38,400
   Reimbursements                                                --                --                --
   Leasing commissions                                           --                --                --
   Other                                                         --                --                --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                           --                --                --
  - cash                                                         --                --                --
  - notes                                                        --                --                --

Amount paid to sponsor from property sales
 and refinancing:                                                --                --                --
  - Real estate commissions                                      --                --                --
  - Incentive fees                                               --                --                --
  - Other                                                        --                --                --

                                    TABLE II
                       ESSEX PARTNERS INC. AND AFFILIATES
                            COMPENSATION TO SPONSOR
                     (CUMULATIVE THROUGH DECEMBER 31, 1996)




                                                       Essex Microtel        Other
                                                          1989 L.P.       Programs (3)
                                                          ---------       ------------

Date offering commenced                                      var
Dollar amount raised                                     $2,687,000        7,346,460

Amount paid to sponsor from proceeds of offering:
 Underwriting fees                                               --          512,100
 Acquisition and development fees
  - real estate commissions                                      --               --
  - advisory fees                                                --          285,000
  - other                                                        --               --
 Organization fees                                               --          107,200
 Other                                                           --           60,000

Dollar amount of cash generated from operations
   before deducting payments to sponsor:                    480,800           68,500
Amount paid to sponsor from operations:
   Property management fees                                 137,700            9,000
   Partnership management fees                               38,400              900
   Reimbursements                                                --               --
   Leasing commissions                                           --               --
   Other                                                         --               --

Dollar amount of property sales and refinancing
 before deducting payments to sponsor:                           --               --
  - cash                                                         --               --
  - notes                                                        --               --

Amount paid to sponsor from property sales
 and refinancing:                                                --
  - Real estate commissions                                      --               --
  - Incentive fees                                               --               --
  - Other                                                        --               --

                                    TABLE II

                       ESSEX PARTNERS INC. AND AFFILIATES

                             COMPENSATION TO SPONSOR

                     (CUMULATIVE THROUGH DECEMBER 31, 1996)



      (1) Essex Hospitality Associates III opened one of its three properties in September, 1994. The remaining properties opened in 1995.

      (2) Essex Knoxville Associates had three offerings. The first commenced in December, 1992 and raised $1,000,000 in equity financing. The second commenced in June, 1993 and raised $2,000,000 in first mortgage financing. The final offering commenced May, 1994 and raised $500,000 in unsecured notes.

      (3) This category includes all other programs syndicated by Essex Partners from 1994 through 1996.

                                    TABLE III

                          ESSEX PARTNERS AND AFFILIATES

                       OPERATING RESULTS OF PRIOR PROGRAMS

                           (Through December 31, 1996)




          Table III presents operating information from the opening of the property through December 31, 1996 for the programs in which Essex Partners or affiliates acted as general partners and which closed in the five year period ending December 31, 1996.

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                      --------------------------------------------------------
                                                                                       ESSEX MICROTEL ASSOCIATES II L.P.
                                                                      --------------------------------------------------------
                                                                          1992      1993
                                                                           (1)    (3 MOS)        1994        1995        1996
Gross Revenues                                                             --       272.7     2,569.6      2,925.5     2,959.8
Profit on sale of properties                                               --          --          --           --          --
Less: operating expenses                                                  2.5       308.9     1,693.2      1,803.9     1,868.7
                                                                     --------    --------     -------      -------     -------
Operating income (loss)                                                  (2.5)      (36.2)      876.4      1,121.6     1,091.1

Less: interest expense                                                     --       372.7       785.8        785.8       785.8
      depreciation                                                         --       255.1       676.1        687.0       690.0
                                                                     --------    --------     -------      -------     -------
Net income (loss)                                                        (2.5)     (664.0)     (585.5)      (351.2)     (384.7)

Cash generated from operations                                           (0.4)     (452.2)      135.2        378.3       275.4
Cash generated from sales                                                  --          --          --           --          --
Cash generated from financing activities                              3,707.6     5,304.0       (78.0)      (312.9)     (341.9)
Plus:cash distributions                                                    --       100.2       273.5        315.5       341.9
                                                                      --------------------------------------------------------
Cash generated from operations, sales and financing                   3,707.2     4,952.0       330.7        380.9       275.4

Less: cash distributions to investors
      --from operating cash flow                                           --          --       135.2        315.5       341.9
      --from sales and financing activities                                --       100.2       138.3           --          --
      --from other                                                         --          --          --           --          --
                                                                      --------------------------------------------------------
Cash generated (deficiency) after cash distributions                  3,707.2     4,851.8        57.2         65.4       (66.5)
Less: special items - capital improvements                           (1,051.5)   (6,830.8)     (422.4)       (75.0)      (40.2)
                                                                      --------------------------------------------------------
Cash generated (deficiency) after cash                                2,655.7    (1,979.0)     (365.3)        (9.6)     (106.6)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                     -- from operation           (0.9)     (252.6)     (222.7)      (133.6)     (146.3)
                                             -- from recapture             --          --          --           --          --
  Capital gain                                                             --          --          --           --          --
Cash distributions to investors
  Source: (on a GAAP basis)                  -- investment income          --          --          --           --          --
                                             -- return of capital          --          --       104.0        120.0       130.0
  Source: (on a cash basis)                  -- sales                      --          --          --           --          --
                                             -- financing activities       --          --        52.6           --          --
                                             -- operations                 --          --        51.4        120.0       130.0
                                             -- other                      --          --          --           --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program)                                                           100%
                                                                      --------------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                                    ----------------------------------------------
                                                                                            ESSEX HOSPITALITY ASSOCIATES III (2)
                                                                                    ----------------------------------------------

                                                                                         1993        1994
                                                                                          (1)      (3 MOS)       1995       1996
                                                                                    ----------------------------------------------
Gross Revenues                                                                            --         128.7     2,498.8     3,741.1
Profit on sale of properties                                                              --            --          --       (67.2)
Less: operating expenses                                                                  --         167.1     1,849.4     2,664.9
                                                                                     --------      -------     -------     -------
Operating income (loss)                                                                   --         (38.4)      649.4     1,008.9

Less: interest expense                                                                    --         242.4       750.4     1,000.0
      depreciation                                                                        --         151.3       483.4       667.1
                                                                                     --------      -------     -------     -------
Net income (loss)                                                                         --        (432.0)     (584.5)     (658.1)
Cash generated from operations                                                            --        (299.6)      (67.9)      239.6
Cash generated from sales                                                                                                       --
Cash generated from financing activities                                             1,593.0       7,026.1     3,258.6      (281.2)
Plus:cash distributions                                                                   --          62.3       314.4       423.3
                                                                                     ---------------------------------------------
Cash generated from operations, sales and financing                                  1,593.0       6,788.8     3,505.2       381.7

Less: cash distributions to investors
      --from operating cash flow                                                          --            --          --       239.6
      --from sales and financing activities                                               --          62.3       314.4       183.7
      --from other                                                                        --            --          --          --
                                                                                     --------------------------------------------
Cash generated (deficiency) after cash distributions                                 1,593.0       6,726.5     3,190.8       (41.6)
Less: special items - capital improvements                                            (575.4)     (5,195.2)   (5,615.9)      (54.4)
                                                                                     --------------------------------------------
Cash generated (deficiency) after cash                                               1,017.6       1,531.3    (2,425.1)      (96.0)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                     -- from operations                           --        (202.4)       (146.6)   (165.1)
                                             -- from recapture                            --            --          --          --
  Capital gain                                                                            --            --          --          --
Cash distributions to investors
  Source: (on a GAAP basis)                  -- investment income                         --            --          --
                                             -- return of capital                         --          29.2        78.9       106.2
  Source: (on a cash basis)                  -- sales                                     --            --          --          --
                                             -- financing activities                      --          29.2        78.9        46.1
                                             -- operations                                --            --          --          --
                                             -- other                                     --            --          --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                              99%
                                                                                     --------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)


                                                                      ESSEX KNOXVILLE ASSOCIATES L.P.         ESSEX HOSPITALITY
                                                                      -------------------------------        ASSOCIATES IV L.P. (3)
                                                                                                             ----------------------




                                                                     1993    1994
                                                                     (1)    (5 MOS)     1995        1996          1995       1996
                                                               ------------------------------------------    ---------------------
Gross Revenues                                                       8.8     350.7    1,053.8     1,078.2          --          483
Profit on sale of properties                                          --        --         --          --          --           --
Less: operating expenses                                             0.5     237.1      658.9       696.1          --        886.2
                                                                 -------  --------    -------     --------   ---------    --------
Operating income (loss)                                              8.3     113.6      394.9       382.1          --       (403.1)

Less: interest expense                                                --     137.5      270.0       270.0          --        474.6
      minority interest                                               --        --         --          --          --        356.5
      depreciation                                                   8.9     145.7      252.1       218.9          --        345.8
                                                                 -------  --------    -------     --------   ---------    --------
Net income (loss)                                                   (0.6)   (169.5)    (127.2)     (106.8)         --       (866.9)
Cash generated from operations                                       7.8     (27.7)     149.6       117.6          --       (737.1)
Cash generated from sales                                             --        --        --          --           --           --
Cash generated from financing activities                         2,757.4     397.7     (132.5)     (122.0)    1,985.3      8,504.9
Plus:cash distributions                                               --      30.0      121.0       123.2          --        113.6
                                                                 ----------------------------------------    ---------------------
Cash generated from operations, sales and financing              2,765.2     400.0      138.1       118.8     1,985.3      7,881.4

Less: cash distributions to investors
      --from operating cash flow                                      --        --      121.0       123.2          --           --
      --from sales and financing activities                           --      30.0         --          --          --        113.6
      --from other                                                    --        --         --          --          --           --
                                                                 ----------------------------------------    ---------------------
Cash generated (deficiency) after cash distributions             2,765.2     370.0       17.1        (4.4)    1,985.3      7,767.8
Less: special items - capital improvements                        (763.2) (2,323.7)      (1.7)      (22.0)   (1,356.4)    (5,881.0)
                                                                 ----------------------------------------    ---------------------
Cash generated (deficiency) after cash                           2,002.0  (1,953.6)      15.4       (26.5)      628.9      1,886.8
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)          -- from operations                (0.6)   (169.5)    (127.2)     (106.8)         --       (403.7)
                                  -- from recapture                   --        --         --          --          --           --
  Capital gain                                                        --        --         --          --          --           --
Cash distributions to investors
  Source: (on a GAAP basis)       -- investment income                --        --         --          --          --           --
                                  -- return of capital                --      30.0      121.0       123.2          --         52.9
  Source: (on a cash basis)       -- sales                            --        --         --          --          --           --
                                  -- financing activities             --      30.0         --          --          --         52.9
                                  -- operations                       --        --         --          --          --            0
                                  -- other                            --        --         --          --          --           --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                     100%                     100%
                                                                 ----------------------------------------    ---------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                     ----------------------------------------------
                                                                             ESSEX MICROTEL ASSOCIATES L.P.
                                                                     ----------------------------------------------

                                                                      1992      1993       1994     1995       1996
                                                                     ----------------------------------------------
Gross Revenues                                                       745.4      832.5     892.0     923.6     969.5
Profit on sale of properties                                            --        --        --        --        --
Less: operating expenses                                             564.1      599.9     603.6     616.5     593.7
                                                                     -----     ------    ------    ------    ------
Operating income (loss)                                              181.4      232.6     288.4     307.1     375.8

Less: interest expense                                                41.6       46.5      47.2      43.3      44.4
      depreciation                                                   155.4      145.4     125.3     115.7     117.9
                                                                     -----     ------    ------    ------    ------
Net income (loss)                                                    (15.7)      40.8     115.9     148.1     213.4

Cash generated from operations                                       195.2      167.1     261.2     268.6     319.5
Cash generated from sales                                               --         --        --        --        --
Cash generated from financing activities                             125.0     (226.3)   (240.0)   (256.3)   (266.5)
Plus:cash distributions                                              406.4      227.1     240.0     252.0     279.8
                                                                     ----------------------------------------------
Cash generated from operations, sales and financing                  726.6      167.9     261.2     264.3     332.8

Less: cash distributions to investors
      --from operating cash flow                                     144.2      179.7     240.0     252.0     279.8
      --from sales and financing activities                          262.2       47.4        --        --        --
      --from other                                                      --         --        --        --        --
                                                                     ----------------------------------------------
Cash generated (deficiency) after cash distributions                 320.2      (59.2)     21.2      24.3      53.0
Less: special items - capital improvements                          (463.4)     (12.9)     (5.3)     (8.9)    (26.7)
                                                                     ----------------------------------------------
Cash generated (deficiency) after cash                              (143.1)     (72.2)     15.9      15.4      26.3
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)         -- from operations                   (5.1)     13.2      37.6      48.0      69.2
                                 -- from recapture                      --        --        --        --        --
  Capital gain                                                          --        --        --        --        --
Cash distributions to investors
  Source: (on a GAAP basis)      -- investment income                   --        --        --        --        --
                                 -- return of capital                131.8       73.7      77.8      81.7     90.8
  Source: (on a cash basis)      -- sales                               --        --        --        --        --
                                 -- financing activities              85.0       15.4       --        --        --
                                 -- operations                        46.8       58.3      77.8      81.7     90.8
                                 -- other                               --        --        --         --       --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                               100%
                                                                     ----------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                          -----------------------------------------------------
                                                                                          ESSEX CHARLESTON ASSOCIATES L.P.
                                                                          -----------------------------------------------------
                                                                              1992         1993
                                                                               (1)        (8 MOS)    1994      1995      1996
                                                                          -----------------------------------------------------
Gross Revenues                                                                 13.3        483.2     829.1     866.0     916.0
Profit on sale of properties                                                     --           --        --        --        --
Less: operating expenses                                                        2.2        339.3     577.1     578.0     629.1
                                                                          ---------     --------    ------   -------    ------
Operating income (loss)                                                        11.1        143.9     252.0     288.0     286.9

Less: interest expense                                                           --        116.7     175.0     175.0     175.0
      depreciation                                                             12.8        167.1     239.1     202.9     177.6
                                                                          ---------     --------    ------    ------    ------
Net income (loss)                                                              (1.7)      (139.9)   (162.1)    (89.9)    (65.7)

Cash generated from operations                                                 10.4         (5.4)       84     118.5     113.5
Cash generated from sales                                                        --           --        --        --        --
Cash generated from financing activities                                    2,539.0        456.2     (68.0)   (106.4)   (110.0)
Plus:cash distributions                                                          --         25.0      68.0     106.4     111.1
                                                                          ----------------------------------------------------
Cash generated from operations, sales and financing                         2,549.4        475.8      84.0     118.5     114.6

Less: cash distributions to investors
      --from operating cash flow                                                 --           --      68.0     106.4     111.1
      --from sales and financing activities                                      --         25.0        --        --        --
      --from other                                                               --           --        --        --        --
                                                                          ----------------------------------------------------
Cash generated (deficiency) after cash distributions                        2,549.4        450.8      16.0      12.1       3.5
Less: special items - capital improvements                                   (901.0)    (2,065.2)    (16.3)    (10.6)    (25.4)
                                                                          ----------------------------------------------------

Cash generated (deficiency) after cash                                      1,648.4     (1,614.4)     (0.3)      1.5     (21.9)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                       -- from operations              (1.1)       (84.9)    (98.3)    (54.6)    (39.9)
                                               -- from recapture                 --           --        --        --        --
  Capital gain                                                                   --           --        --        --        --
Cash distributions to investors
  Source: (on a GAAP basis)                    -- investment income              --           --        --        --        --
                                               -- return of capital              --         15.2      41.3      64.6      67.4
  Source: (on a cash basis)                    -- sales                          --           --        --        --        --
                                               -- financing activities           --         15.2        --        --        --
                                               -- operations                     --           --      41.3      64.6      67.4
                                               -- other                          --           --        --        --        --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                          100%
                                                                          ----------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)


                                                                       -------------------------------------------------
                                                                                 ESSEX MICROTEL CARRIER CIRCLE L.P.
                                                                       -------------------------------------------------

                                                                        1992
                                                                       (2 MOS)       1993      1994      1995      1996

Gross Revenues                                                         101.7        846.1     967.9     925.4     948.4
Profit on sale of properties                                              --        (36.4)       --        --        --
Less: operating expenses                                                88.2        560.3     615.5     587.9     634.1
                                                                        ----        -----     -----     -----     -----
Operating income (loss)                                                 13.5        249.5     352.4     337.6     314.3

Less: interest expense                                                  37.0        225.5     225.5     225.5     226.5
      depreciation                                                      77.2        247.6     218.2     197.5     187.5
                                                                        ----        -----     -----     -----     -----
Net income (loss)                                                     (100.6)      (223.7)    (91.3)    (85.4)    (99.7)

Cash generated from operations                                         (13.9)        40.1     125.7     123.2      53.7
Cash generated from sales                                                 --         66.0        --        --        --
Cash generated from financing activities                             3,153.5        (66.3)   (105.0)   (117.1)    (55.1)
Plus:cash distributions                                                   --         66.3     105.0     117.1      91.5
                                                                     --------------------------------------------------
Cash generated from operations, sales and financing                  3,139.5        106.1     125.8     123.2      90.1

Less: cash distributions to investors
      --from operating cash flow                                          --         40.1      67.0     117.1      91.5
      --from sales and financing activities                               --         26.2      38.0        --        --
      --from other                                                        --           --        --        --        --
                                                                     --------------------------------------------------
Cash generated (deficiency) after cash distributions                 3,139.5         39.8      20.8       6.1      (1.4)
Less: special items - capital improvements                          (3,116.6)        (2.2)    (30.1)    (16.9)    (28.2)
                                                                     --------------------------------------------------
Cash generated (deficiency) after cash                                  22.9         37.6      (9.3)    (10.7)    (29.6)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)           -- from operations                  (75.8)      (168.5)    (68.8)    (64.4)    (75.1)
                                   -- from recapture                      --           --        --        --        --
  Capital gain                                                            --           --        --        --        --
Cash distributions to investors
  Source: (on a GAAP basis)        -- investment income                   --           --        --        --
                                   -- return of capital                   --         50.0      79.1      88.2      68.9
  Source: (on a cash basis)        -- sales                               --         19.7      28.6        --        --
                                   -- financing activities                --           --        --        --        --
                                   -- operations                          --         30.2      50.5      88.2      68.9
                                   -- other                               --           --        --        --        --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                    98%
                                                                     --------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)


                                                                          --------------------------------------------------------
                                                                                           ESSEX MICROTEL 1989 L.P.
                                                                          --------------------------------------------------------


                                                                           1992         1993        1994         1995       1996
                                                                          --------------------------------------------------------
Gross Revenues                                                            1,148.2      1,105.3     1,036.0     1,025.0     1,058.9
Profit on sale of properties                                                   --           --          --          --          --
Less: operating expenses                                                    644.6        660.3       634.5       636.4       625.3
                                                                            -----        -----       -----       -----       -----
Operating income (loss)                                                     503.6        445.0       401.5       388.5       433.6

Less: interest expense                                                      271.0        292.1       290.4       288.5       260.1
      depreciation                                                          172.5        190.7       192.2       168.7       152.7
                                                                            -----        -----       -----       -----       -----
Net income (loss)                                                            60.1        (37.8)      (81.1)      (68.8)       20.8

Cash generated from operations                                              218.1        156.0        97.0       104.2       161.3
Cash generated from sales                                                      --           --          --          --          --
Cash generated from financing activities                                   (253.9)      (134.6)     (112.7)      (75.0)     (106.5)
Plus:cash distributions                                                     795.5        121.2        97.8        58.2        78.2
                                                                          --------------------------------------------------------

Cash generated from operations, sales and financing                         759.7        142.6        82.1        87.3       133.0

Less: cash distributions to investors
      --from operating cash flow                                            253.9        121.2        97.8        58.2        78.2
      --from sales and financing activities                                 541.6           --          --          --          --
      --from other                                                             --           --          --          --          --
                                                                          --------------------------------------------------------

Cash generated (deficiency) after cash distributions                        (35.8)        21.3       (15.7)       29.2        54.9
Less: special items - capital improvements                                  (13.8)        (8.6)      (14.2)      (10.3)      (33.3)
                                                                          --------------------------------------------------------
Cash generated (deficiency) after cash                                      (49.6)        12.7       (29.8)       18.8        21.5
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)                         -- from operations          40.1        (25.2)      (54.1)      (45.8)       13.9
                                                 -- from recapture             --           --          --          --          --
  Capital gain                                                                 --           --          --          --          --
Cash distributions to investors
  Source: (on a GAAP basis)                      -- investment income          --           --          --          --          --
                                                 -- return of capital       530.3         80.8        65.2        38.8        52.1
  Source: (on a cash basis)                      -- sales                      --           --          --          --          --
                                                 -- financing activities    361.1           --          --          --          --
                                                 -- operations              169.3         80.8        65.2        38.8        52.1
                                                 -- other                      --           --          --          --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                              100%
                                                                          --------------------------------------------------------

                                   TABLE III
                         ESSEX PARTNERS AND AFFILIATES
                   OPERATING RESULTS OF PRIOR PROGRAMS (000)
                          (Through December 31, 1996)

                                                                    ---------------------------------------------------------
                                                                                       ESSEX MICROTEL LEHIGH L.P.
                                                                     ---------------------------------------------------------
                                                                       1992         1993       1994         1995        1996
                                                                     ---------------------------------------------------------
Gross Revenues                                                       1,144.7      1,164.8     1,121.6     1,105.5     1,074.3
Profit on sale of properties                                              --           --          --          --          --
Less: operating expenses                                               690.4        716.6       707.3       683.1       698.6
                                                                     -------      -------     -------     -------     -------
Operating income (loss)                                                454.3        448.1       414.3       422.4       375.7

Less: interest expense                                                 185.0        223.3       234.2       252.1       268.4
      depreciation                                                     162.1        176.0       166.2       169.5       193.4
                                                                     -------      -------     -------      ------     -------
Net income (loss)                                                      107.2         48.9        13.9         0.7       (86.2)

Cash generated from operations                                         258.1        225.2       170.8       194.3       101.2
Cash generated from sales                                                 --           --          --          --          --
Cash generated from financing activities                              (233.8)      (192.1)     (189.9)     (193.3)      (72.1)
Plus:cash distributions                                                662.2        139.7       143.1       139.9        76.5
                                                                     --------------------------------------------------------
Cash generated from operations, sales and financing                    686.5        172.9       124.1       140.8       105.7

Less: cash distributions to investors
      --from operating cash flow                                       233.8        139.7       143.1       139.9        76.5
      --from sales and financing activities                            428.4           --          --          --          --
      --from other                                                                     --          --          --          --
                                                                     --------------------------------------------------------
Cash generated (deficiency) after cash distributions                    24.3         33.1       (19.0)        1.0        29.2
     Less: special items - capital improvements                        (21.0)       (23.4)      (15.8)      (23.2)      (41.5)
                                                                     --------------------------------------------------------
Cash generated (deficiency) after cash                                   3.3          9.7       (34.8)      (22.2)      (12.3)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss)               -- from operations               57.2         26.1         7.4         0.4       (46.0)
                                       -- from recapture                  --           --          --          --          --
  Capital gain                                                            --           --          --          --          --
Cash distributions to investors
  Source: (on a GAAP basis)            -- investment income               --           --          --          --          --
                                       -- return of capital            353.2         74.5        76.3        74.6        40.8
  Source: (on a cash basis)            -- sales                           --           --          --          --          --
                                       -- financing activities         228.5           --          --          --          --
                                       -- operations                   124.7         74.5        76.3        74.6        40.8
                                       -- other                           --           --          --          --          --
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                                         100%
                                                                     --------------------------------------------------------

                                   TABLE III

                         ESSEX PARTNERS AND AFFILIATES

                   OPERATING RESULTS OF PRIOR PROGRAMS (000)

                          (Through December 31, 1996)

                                                          ESSEX GLENMAURA L.P.
                                                               1995
                                                                (1)                            1996
                                                                ---                            ----

Gross Revenues                                                    2.4                            486.3
Profit on sale of properties                                       -                                -
Less: operating expenses                                          2.4                            864.6
Operating income (loss)                                          (0.0)                          (378.3)

Less: interest expense                                            5.5                            162.8
      depreciation                                                 -                             273.5
Net income (loss)                                                (5.5)                          (814.6)

Cash generated from operations                                   (5.6)                          (381.3)
Cash generated from sales                                          -                                -
Cash generated from financing activities                       2068.6                           5784.3
Plus:cash distributions                                            -                                -
                                                               ------                           ------
Cash generated from operations, sales and financing            2063.0                           5403.1

Less: cash distributions to investors
      --from operating cash flow                                   -                                -
      --from sales and financing activities                        -                                -
      --from other                                                 -                                -
                                                               ------                           ------
Cash generated (deficiency) after cash distributions           2063.0                           5403.1
Less: special items - capital improvements                    (1814.5)                         (5623.4)
                                                               ------                           ------
Cash generated (deficiency) after cash                          248.5                           (220.4)
  distributions and special items
Tax and distribution data per $1,000 invested
Federal income tax results:
  Ordinary income (loss) -- from operations                      (5.8)                          (370.3)
                         -- from recapture                         -                                -
  Capital gain                                                     -                                -
Cash distributions to investors
  Source: (on a GAAP basis)-- investment income                    -                                -
                           -- return of capital                   0.0                              0.0
  Source: (on a cash basis)-- sales                                -                                -
                           -- financing activities                 -                                -
                           -- operations                          0.0                              0.0
                           -- other                                -                                -
Amounts (in percentage terms) remaining invested in program
properties at the end of the last year reported in the table
(original total acquisition cost of properties retained divided
by original total acquisition cost of all properties in program).                                100.0%


 NOTES


 (1) These partnerships participated in fundraising and construction activities in the year indicated. The properties owned by the partnerships opened in the following year. If the property operated for less than twelve months in its first year of operations, the number of months the property was open is noted.

 (2) There are three properties in Essex Hospitality Associates III L.P. The first opened in September, 1994, the second in April, 1995 and the third in September, 1995. The first full year of operations for all properties is 1996.

 (3) Essex Hospitality Associates IV is still in the fund raising and development stage. Only one property was open in 1996, and it was a hotel which opened in September, 1996 owned by a partnership in which Essex Hospitality Associates IV owns a majority interest.

                                    TABLE IV

                       ESSEX PARTNERS INC. AND AFFILIATES

                          RESULTS OF COMPLETED PROGRAMS







    Table IV presents a summary of operating and disposition results of the prior partnerships sponsored by either Essex Partners or affiliates which have sold all their properties as of December 31, 1996. Table IV presents tax, cash distributions and holding period information with respect to the disposition of such properties.

    As of December 31, 1996, no hotel properties have been sold.

                                     TABLE V

                          ESSEX PARTNERS AND AFFILIATES

                        SALES AND DISPOSALS OF PROPERTIES


    Table V presents information on the sales or dispositions of property for the three years ending December 31, 1996 by programs in which Essex Partners or affiliates acted as general partners and that have similar investment objectives to the Partnership.


    As of December 31, 1996, no hotel properties have been sold or disposed of.

                                    TABLE VI

                          ESSEX PARTNERS AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS





     Table VI presents information with respect to the acquisition and development of properties during the three year period ending December 31, 1996 by programs in which Essex Partners or affiliates acted as general partners.

                          ESSEX PARTNERS AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS

                     (THREE YEARS ENDING DECEMBER 31, 1996)

                                                                                     Essex Glenmaura
                                           Essex Hospitality Associates III L.P.           L.P.
                                           -------------------------------------           ----
 Name                                 Microtel          Hampton Inn      Microtel        Courtyard

 Location                            Birmingham,        Rochester,      Chattanooga,     Scranton, PA
                                         AL                NY               TN

 Type of property                       hotel            hotel            hotel             hotel

 Number of units                          102              118              100              120

 Date of purchase                    12/30/93          6/28/94         12/30/94          7/07/95

 Debt financing                     2,800,000        4,100,000        3,100,000        5,400,000

 Cash downpayment                     145,000        1,141,000          145,000        2,981,000

 Contract purchase price plus
   acquisition fee (1)              2,812,000        4,989,000        3,103,000        7,541,000

 Other cash expenditures
   expensed (2)                        54,000          112,000           62,000          401,000

 Other cash expenditures
   capitalized (3)                    133,000          252,000          142,000          439,000

 Total acquisition cost             2,999,000        5,353,000        3,307,000        8,381,000

                                    TABLE VI

                              ESSEX AND AFFILIATES

                     ACQUISITIONS OF PROPERTIES BY PROGRAMS

 (1) For projects involving construction of new facilities, the contract purchase price includes the cost of the land, the building construction cost, cost for furniture and fixtures, architectural and engineering costs and the costs of any permits.

 (2) For projects involving construction of new facilities, the other cash expenditures expensed includes any operating supplies, utilities costs and payroll costs incurred prior to the opening of the property.

 (3) For projects involving construction of new facilities, the other cash expenditures capitalized includes taxes, insurance and interest costs during construction, opening linen inventory, any travel costs and the initial franchise fee.

Pursuant to the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York on April , 1997.

                                         ESSEX HOSPITALITY ASSOCIATES IV L.P.
                                         By:      Essex Partners Inc.
                                         Its:      General Partner


                                         By: /s/ John E. Mooney
                                             ---------------------------------
                                         John E. Mooney
                                         President and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                           Principal Executive Officer of General Partner:

Dated: April 24, 1997      /s/ John E. Mooney
                           ------------------
                           John E. Mooney
                           President and Chief Executive Officer


                           Principal Financial and Accounting Officer of General
                           Partner:

Dated: April 24, 1997      /s/ Richard C. Brienzi
                           ----------------------
                           Richard C. Brienzi
                           Vice President and Treasurer


                           Executive Vice President of General Partner:

Dated: April 24, 1997      /s/ Jerald P. Eichelberger
                           --------------------------
                           Jerald P. Eichelberger
                           Executive Vice President

                 The Board of Directors of the General Partner:


Dated: April 24, 1997                       /s/ John E. Mooney
                                            ------------------
                                            John E. Mooney, Director


Dated: April 24, 1997                       /s/ Jerald P. Eichelberger
                                            --------------------------
                                            Jerald P. Eichelberger, Director


Dated: April 24, 1997                       /s/ David J. Whitaker
                                            ---------------------
                                            David J. Whitaker, Director


Dated: April 24, 1997                       /s/ Barbara J. Purvis
                                            ---------------------
                                            Barbara J. Purvis, Director


Dated: April 24, 1997                       /s/ Thomas W. Blank
                                            -------------------
                                            Thomas W. Blank, Director


Dated: April 24, 1997                       /s/ Richard C. Brienzi
                                            ----------------------
                                            Richard C. Brienzi, Director

                                     PART II

                     Information Not Required in Prospectus

ITEM 16.             EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

             (a)     Furnish exhibits as required by Item 601 of Regulation S-K.

             23.     Consents of experts.

                     (a)      Consents of KPMG Peat Marwick LLP.

EXHIBIT NUMBER                            EXHIBIT

             23.                 CONSENTS OF EXPERTS.

                                 (a)      CONSENTS OF KPMG PEAT MARWICK LLP.